NEWS RELEASE

Contact: Alliance Data
Julie Prozeller – Analysts/Investors
Financial Dynamics
212-850-5721
alliancedata@fd.com

Shelley Whiddon – Media
972-348-4310
Shelley.whiddon@alliancedata.com

ALLIANCE DATA’S CANADIAN LOYALTY BUSINESS SIGNS
MUTLI-YEAR RENEWAL WITH CANADA’S LARGEST DIVERSIFIED GENERAL MERCHANDISE RETAILER: HUDSON’S BAY
COMPANY

Agreement Extends Long-Standing Relationship with Canada’s Nationally Recognized Brand Name in the
Retail Industry

DALLAS, Texas (Dec. 18, 2008) — Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced that Canada’s largest diversified general merchandise retailer, Hudson’s Bay Company has signed a multi-year renewal agreement as a national sponsor and rewards supplier in Alliance Data’s Canadian AIR MILES® Reward Program. A top-15 AIR MILES sponsor, Hudson’s Bay Company is a division of Hudson’s Bay Trading Company. Hudson’s Bay Company operates more than 600 retail outlets including The Bay, a major department store, Zellers, a mass merchandise format, Home Outfitters, a kitchen, bed and bath specialty store, and value-priced Fields stores. With more than 60,000 associates in Canada, Hudson’s Bay Company provides Canadians with stylish, quality merchandise at great value, through retail brands focused on exceptional customer service. The company has been an AIR MILES Reward Program sponsor since 1998.

The AIR MILES Reward Program is Canada’s premier coalition loyalty program, with approximately two-thirds of Canadian households actively collecting reward miles. AIR MILES collectors earn reward miles at more than 100 leading brand-name sponsors representing thousands of retail and service locations across Canada. AIR MILES reward miles can be redeemed for more than 800 different rewards, such as travel, movie passes, entertainment attractions, electronic merchandise, as well as gift cards redeemable at Hudson’s Bay locations, and more.

“With almost four centuries of retail experience under its belt, Hudson’s Bay Company is one of Canada’s flagship brands and a significant participant in the AIR MILES Reward Program,” said Bryan Pearson, president, Alliance Data’s LoyaltyOne business. “This long-term relationship, and in particular this multi-year renewal in the retail category, demonstrates the value of our loyalty program to major brands and cornerstone businesses in the Canadian marketplace.”

About Hudson’s Bay Company:

Hudson’s Bay Company is a division of Hudson’s Bay Trading Company and Canada’s largest diversified general merchandise retailer, operating The Bay, a major department store, Zellers, a mass merchandise format, Home Outfitters, a kitchen, bed and bath specialty store, and value-priced Fields stores. With more than 600 retail outlets and over 60,000 associates in Canada, Hudson’s Bay Company provides Canadians with stylish, quality merchandise at great value, through retail banners focused on exceptional customer service.

About Hudson’s Bay Trading Company:

HBTC is a leading North American retailer with four divisions: Lord & Taylor, an upscale specialty retailer with 47 stores in nine states; Fortunoff, a 23 retail store chain specializing in fine jewelry and home furnishings in the New York tri-state area; Creative Design Studios, the fashion design and manufacturing division that creates branded collections for customers throughout North America and internationally, and the Hudson’s Bay Company.

About Alliance Data

Alliance Data (NYSE: ADS) is a leading provider of loyalty and marketing solutions derived from transaction-rich data. The Company manages more than 107 million consumer relationships for some of North America’s most recognizable companies. Through the creation and deployment of customized solutions that change consumer behavior, Alliance Data enables its clients to create and enhance customer loyalty to build stronger, mutually beneficial relationships with their customers. Headquartered in Dallas, Alliance Data employs approximately 7,000 associates at more than 50 locations worldwide. Alliance Data is a leading provider of marketing-driven credit solutions, and is the parent company of Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services, and LoyaltyOne™, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program. For more information about the company, visit its web site, www.AllianceData.com.

About LoyaltyOne

LoyaltyOne (formerly Alliance Data Loyalty Services) works with more than 100 of North America’s leading brands in the retail, financial services, grocery, petroleum retail, travel, and hospitality industries to profitably change customer behavior. Through a team of businesses, each specializing in a loyalty discipline, LoyaltyOne designs, delivers, and manages a suite of loyalty marketing services—consumer data, customer-centric retail strategies, direct-to-consumer marketing, loyalty consulting, and more.
LoyaltyOne is part of the Alliance Data family of companies. For over 30 years, Alliance Data has helped its clients build more profitable, more loyal relationships with their customers. More information is available at www.loyalty.com

Alliance Data’s Safe Harbor Statement/Forward Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. These risks, uncertainties and assumptions include those made with respect to and any developments related to the termination of the proposed merger with an affiliate of The Blackstone Group, including risks and uncertainties arising from actions that the parties to the merger agreement or third parties may take in connection therewith. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

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